EXHIBIT 99.1

EasyLink Announces Rule 10b5-1(c) Stock Trading Plans

NORCROSS, GA, April 7, 2011 - (MarketWIRE) - EasyLink Services International Corporation ("EasyLink" or "Company") (NasdaqCM: ESIC, www.easylink.com), a global provider of comprehensive messaging services and e-commerce solutions, today announced that Thomas J. Stallings, Chief Executive Officer, Glen Shipley, Chief Financial Officer, and Teresa A. Deuel, Executive Vice President Worldwide Customer Support, have adopted pre-arranged stock trading plans in accordance with the guidelines specified under Rule 10b5-1(c) of the Securities and Exchange Act of 1934.

The Rule 10b5-1(c) plans, initiated primarily for portfolio diversification, retirement and family financial planning purposes, represent the first time these individuals have converted any options or sold EasyLink shares during their combined 19 years with the Company.  The plans relate to options that were granted to Messrs. Stallings and Shipley and Ms. Deuel as part of the Company’s long-term stock based incentive and compensation plan as approved by the Company’s Board of Directors and shareholders.  All three individuals currently intend to continue to retain the majority of their holdings of the Company’s common stock and related derivative securities.

Rule 10b5-1(c) allows persons to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Such plans establish parameters for future stock transactions to automatically take place which may be modified or revoked by the person adopting the plan only in limited circumstances. Appropriate filings reporting the sales will be made with the Securities and Exchange Commission when and if sales are completed.

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those indicated by such forward-looking statements.  These and other risk factors are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K, the Company’s quarterly reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission.  These filings are available on a website maintained by the Securities and Exchange Commission at www.sec.gov.

The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein as a result of new information, future events or otherwise.

About EasyLink Services International Corporation

EasyLink Services International Corporation (EasyLink) (NasdaqCM: ESIC), headquartered in Norcross, GA, offers a comprehensive portfolio of “any to any” business messaging and transaction services that can bridge the most challenging technology gaps while creating significant cost efficiencies across an organization. From Desktop Fax and Production Messaging to EDI, Managed File Transfer, Document Capture and Management, Secure Messaging and Telex we help companies drive costs out of their operations. With over two decades of servicing customers around the globe, EasyLink has established a proven track record for providing effective, reliable and secure communications. For more information on EasyLink, visit www.easylink.com.

Contact:
EasyLink Services International Corporation
Glen Shipley
678-533-8004
gshipley@easylink.com